Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS REPORTS
FIRST QUARTER 2005 RESULTS

— Product Sales Advance 22 Percent, Increasing Revenues by 15 Percent —

     COSTA MESA, Calif., May 5, 2005 — Valeant Pharmaceuticals International (NYSE: VRX) today announced results for the first quarter of 2005 that primarily reflect higher product sales, partially offset by a decrease in ribavirin royalty revenue and higher selling and research and development expenses compared to the same period last year.

First Quarter 2005 vs. First Quarter 2004 Highlights:

•	Revenues increased 15 percent to $181.1 million compared to $157.7 million.

•	Product sales increased 22 percent to $161.8 million compared to $132.3 million.

•	Ribavirin royalties decreased 24 percent to $19.3 million compared to $25.4 million.

•	Net loss was $139.3 million, or $1.57 per diluted share, compared to a net loss of $13.6 million, or $0.16 per diluted share.

•	Including certain non-GAAP items, adjusted income from continuing operations was $4.6 million, or $0.05 per diluted share, compared to a loss of $3.3 million, or $0.04 per diluted share.

     Non-GAAP items are discussed below. A reconciliation of GAAP to non-GAAP results is provided in Tables 2-4.

     “Our specialty pharmaceuticals business performed exceptionally well this quarter and reflects the substantial progress we have made in the transformation of our business,” said Timothy C. Tyson, Valeant’s President and Chief Executive Officer. “Product sales, even excluding sales from acquired products, advanced well ahead of industry averages on strong performance from our global and regional brands. Operating margin for the quarter, improved significantly over the year-ago period, both as a result of higher revenues and discipline in holding the line on operating expenses. We were very pleased with the rapid pace at which we completed enrollment in our Viramidine Phase 3 trials, and are actively planning for the global commercialization of this brand.”

     Non-GAAP items for the 2005 first quarter contained a write-off of the purchase price attributable to in-process research and development (IPR&D) of $126.4 million related to the recent acquisition of Xcel Pharmaceuticals, a $2.2 million impairment charge related to the company’s decision to sell its manufacturing facility in Wuxi, China and a $13.8 million tax provision. The tax provision includes $10.3 million to record the net impact of additional reserves established based on adjustments proposed by the Internal Revenue Service in its audit of U.S. tax returns filed for the periods 1999 to 2001 and $3.5 million attributable to net operating losses in the United States not recognized for GAAP purposes. In the 2004 first quarter, non-GAAP items contained the write-off of the purchase price attributable to IPR&D of $11.4 million related to the Amarin Pharmaceuticals acquisition.

Revenues:

     Growth in product sales of 22 percent in the 2005 first quarter was significantly impacted by an increase of 35 percent in sales of the company’s global brands, as well as strong sales in certain regional brands. The global brand growth in the quarter was primarily from sales of Efudex®, Oxsoralen®, Mestinon® and Kinerase®.

     Sales from recently acquired products totaled $10.5 million in the 2005 first quarter and included products from the acquisition of Xcel and Amarin Pharmaceuticals, as well as sales of TASMAR®. Products acquired from Xcel Pharmaceuticals had total sales of $7.3 million since the acquisition date of March 1, 2005, of which $5.2 million were Diastat® sales.

     The impact of foreign currency translation increased product sales by $7.3 million in the 2005 first quarter, although the net impact to operating income was only $2.0 million in the same period.

     The decline in ribavirin royalties was primarily due to lower U.S. royalties, partially offset by increased royalties from Japan.

Regional Sales Performance:

     North America product sales increased 77 percent in the 2005 first quarter to $48.9 million compared to $27.6 million in the same period last year. The increase in North America was significantly impacted by increased sales of Efudex, Oxsoralen and Cesamet, as well as sales from acquired products.

     European product sales increased 4 percent in the 2005 first quarter to $65.9 million, compared to $63.1 million in the same period last year. The European region benefited from foreign currency translation gains of $6.4 million. The key brands the company focuses on in Europe, TASMAR, Dermatix and Catrix, are performing well; however, the pricing environment in Europe continues to be very difficult and performance in the quarter was impacted by government-imposed price reductions in many countries.

     Sales in Latin America increased 10 percent to $32.1 million in the 2005 first quarter, compared to $29.2 million in the same period last year. The increase was primarily due to a 67

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percent increase in sales of Bedoyecta® in the quarter resulting from a successful direct-to-consumer campaign.

     Sales in the Asia, Australia and Africa (AAA) region increased 20 percent in the 2005 first quarter to $14.9 million, compared to $12.4 million in the same period last year, primarily due to increased sales of Reptilase® in Asia.

Financial Metrics:

     The company’s gross margin increased for the 2005 first quarter to 70 percent, compared to 65 percent in the same period last year. The improved gross margin primarily reflects increased sales in North America, and also benefited from a favorable mix of higher margin products.

     Selling expenses as a percent of sales declined to 33 percent for the 2005 first quarter, compared to 36 percent in the same period last year. General and administrative expenses were 15 percent of sales for the 2005 first quarter, compared to 18 percent in the same period last year. The decreases reflect the company’s continuing efforts to keep costs under control in spite of the significant increase in product sales.

     Research and development expenses were 16 percent of sales for the 2005 first quarter, compared to 14 percent in the same period last year. This previously communicated increase reflects the company’s ongoing clinical programs for Viramidine® and pradefovir.

Balance Sheet Information:

     Cash and marketable securities at March 31, 2005 totaled $362 million, compared to $462 million at December 31, 2004. Long-term debt totaled $790 million, compared to $793 million at December 31, 2004.

Income Taxes:

     At December 31, 2004, the company established a valuation allowance to offset its deferred tax asset. As previously communicated, Valeant experiences a loss in the U.S. tax jurisdiction, which includes research and development operations, and will continue to do so until it implements alternative tax strategies that will permanently eliminate the tax losses, including the launch of product candidates. Until the implementation of these strategies, the company will reflect no benefit for the tax losses in calculating its effective tax rate for GAAP purposes. Valeant recorded a non-GAAP adjustment of $3.5 million in the 2005 first quarter to reflect this impact.

     The company also established additional reserves in the 2005 first quarter to address several adjustments proposed by the IRS in the completion of its regular audit of Valeant’s 1997 to 2001 tax returns. The largest proposed adjustment is for the recognition of gains on the company’s restructuring of operations in 1999. The resulting tax obligation from the proposed IRS adjustments is substantially offset by the company’s accumulated tax loss carry forwards. The majority of the impact, or approximately $35 million, of the proposed adjustments is applied against the tax valuation allowance. The remainder of the adjustments, offset by the reversal of foreign tax valuation allowances, totaled $10.3 million and was recorded as a non-GAAP item. The company continues to pursue a resolution of the proposed adjustments through the formal appeals process.

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Conference Call Information:

     Valeant will host a conference call today at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss its 2005 first quarter results. The dial-in number to participate on this call is (877) 295-5743 and the confirmation code is 5365229. International callers should dial (706) 679-0845. For those unable to participate in the live call, a replay will be available through May 12, 2005. The replay may be accessed by dialing (800) 642-1687, confirmation code 5365229. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.

About Valeant:

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS:

     This press release contains forward-looking statements that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to projections of future sales, royalty income, operating income, returns on invested assets and clinical development, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, the company’s ability to successfully integrate Xcel’s operations into those of Valeant, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, the company’s ability to retain key employees, general economic factors and business and capital market conditions, general industry trends, changes in tax law requirements and government regulation, adverse events that would require clinical trials to be prematurely terminated, clinical results that indicate continuing clinical and commercial pursuit of product candidates is not advisable, and the fact that Phase 2 clinical trial results are not always indicative of those seen in Phase 3 clinical trials, and other risks detailed from time to time in Valeant’s SEC filings. Valeant wishes to caution the reader that these factors, as well as other factors described in Valeant’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

Financial Tables Follow

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Valeant Pharmaceuticals International Consolidated Condensed Statement of Income for the three months ended March 31, 2005 and 2004	Table 1

	Three Months Ended
	March 31,
(In thousands, except per share data)	2005	2004	% Change

Product sales	$161,803	$132,325	22%
Ribavirin royalties	19,335	25,377	-24%

Total revenues	181,138	157,702	15%

Cost of goods sold	48,721	46,712	4%
Selling expenses	52,815	47,742	11%
General and administrative expenses	24,052	23,875	1%
Research and development costs	25,724	18,463	39%
Acquired in-process research and development (a)	126,399	11,386
Restructuring charges (b)	2,220	—
Amortization expense	13,968	13,287	5%

	293,899	161,465	82%

Loss from operations	(112,761)	(3,763)

Interest, net	(6,666)	(11,899)
Other expense, net including translation and exchange	(1,791)	(1,046)

Loss from continuing operations before provision for income taxes and minority interest	(121,218)	(16,708)
Provision for income taxes	16,367	(6,182)
Minority interest	171	(14)

Loss from continuing operations	(137,756)	(10,512)

Loss from discontinued operations, net	(1,503)	(3,061)

Net loss	$(139,259)	$(13,573)

Basic earnings per common share
Loss from continuing operations	$(1.55)	$(0.12)
Discontinued operations, net	(0.02)	(0.04)

Net loss	$(1.57)	$(0.16)

Shares used in per share computation	88,836	83,447

Diluted earnings per common share
Loss from continuing operations	$(1.55)	$(0.12)
Discontinued operations, net	(0.02)	(0.04)

Net loss	$(1.57)	$(0.16)

Shares used in per share computation	88,836	83,447

(a)	Expense associated with the write-off of acquired in-process research and development (“IPR&D”) related to the Xcel Pharmaceuticals, Inc. acquisition in 2005 and the Amarin acquisition in 2004.

(b)	Restructuring charges related to our manufacturing rationalization plan. In the first quarter of 2005, we made the decision to dispose of an additional manufacturing site in China.

Valeant Pharmaceuticals International Consolidated Condensed Statements of Operations and Reconciliation of Non-GAAP Adjustments	Table 2

	Three Months Ended
	March 31, 2005
		Non-GAAP
	GAAP	Adjustments		Adjusted
(In thousands, except per share data)
Product sales	$161,803	$—		$161,803
Ribavirin royalties	19,335	—		19,335

Total revenues	181,138	—		181,138

Cost of goods sold	48,721	—		48,721
Selling expenses	52,815	—		52,815
General and administrative expenses	24,052	—		24,052
Research and development costs	25,724	—		25,724
Acquired in-process research and development	126,399	(126,399)	(a)	—
Restructuring charges	2,220	(2,220)	(b)	—
Amortization expense	13,968	—		13,968

	293,899	(128,619)		165,280

Income (loss) from operations	(112,761)	128,619		15,858
Interest, net	(6,666)	—		(6,666)
Other expense, net including translation and exchange	(1,791)	—		(1,791)

Income (loss) from continuing operations before provision for income taxes and minority interest	(121,218)	128,619		7,401
Provision for income taxes	16,367	(13,777)	(c)	2,590
Minority interest	171	—		171

Income (loss) from continuing operations	(137,756)	142,396		4,640
Loss from discontinued operations, net	(1,503)	—		(1,503)

Net Income (loss)	$(139,259)	$142,396		$3,137

Basic earnings per common share
Income (loss) from continuing operations	$(1.55)			$0.05
Discontinued operations, net	(0.02)			(0.01)	(d)

Net income (loss)	$(1.57)			$0.04

Shares used in per share computation	88,836			88,836

Diluted earnings per common share
Income (loss) from continuing operations	$(1.55)			$0.05
Discontinued operations, net	(0.02)			(0.02)

Net income (loss)	$(1.57)			$0.03

Shares used in per share computation	88,836			91,826	(e)

(a)	Expense associated with the write-off of acquired IPR&D related to the Xcel Pharmaceuticals acquistion.

(b)	Impairment charge on our manufacturing site in China.

(c)	The IPR&D charge and the restructuring charge are not deductible for income tax purposes. The tax adjustment of $13.8 million includes $10.3 million relating to our estimate of expenses associated with various tax issues raised by the Internal Revenue Service partially offset by the reversal of foreign tax valuation allowances and $3.5 million attributable to U.S. NOLs not recognized for GAAP purposes.

(d)	Change from GAAP to adjusted amount is to aid in accuracy of rounding.

(e)	Shares used in adjusted diluted EPS includes the effect of diluted shares which are anti-dilutive to GAAP EPS.

We use certain non-GAAP financial measures, including adjusted net income (loss) from continuing operations and adjusted earnings per share, both of which exclude IPR&D, sales force reduction costs, restructuring costs, impairment charges and various tax issues. We exclude these items in assessing our financial performance, primarily due to their non-operational nature or because they are outside of our normal operations. The non-GAAP financial measures should not be considered as an alternative to, or more meaningful than the GAAP financial measures.

Valeant Pharmaceuticals International Consolidated Condensed Statements of Operations and Reconciliation of Non-GAAP Adjustments	Table 3

	Three Months Ended
	March 31, 2004
		Non-GAAP
	GAAP	Adjustments		Adjusted
(In thousands, except per share data)
Product sales	$132,325	$—		$132,325
Ribavirin royalties	25,377	—		25,377

Total revenues	157,702	—		157,702

Cost of goods sold	46,712	—		46,712
Selling expenses	47,742	—		47,742
General and administrative expenses	23,875	—		23,875
Research and development costs	18,463	—		18,463
Acquired in-process research and development	11,386	(11,386)	(a)	—
Amortization expense	13,287	—		13,287

	161,465	(11,386)		150,079

Income (loss) from operations	(3,763)	11,386		7,623

Interest, net	(11,899)	—		(11,899)
Other expense, net including translation and exchange	(1,046)	—		(1,046)

Income (loss) from continuing operations before provision for income taxes and minority interest	(16,708)	11,386		(5,322)
Provision for income taxes	(6,182)	4,213	(b)	(1,969)
Minority interest	(14)	—		(14)

Income (loss) from continuing operations	(10,512)	7,173		(3,339)

Loss from discontinued operations, net	(3,061)	—		(3,061)

Net income (loss)	$(13,573)	$7,173		$(6,400)

Basic earnings per common share
Loss from continuing operations	$(0.12)			$(0.04)
Discontinued operations, net	(0.04)			(0.04)

Net loss	$(0.16)			$(0.08)

Shares used in per share computation	83,447			83,447

Diluted earnings per common share
Loss from continuing operations	$(0.12)			$(0.04)
Discontinued operations, net	(0.04)			(0.04)

Net loss	$(0.16)			$(0.08)

Shares used in per share computation	83,447			83,447

(a)	Expense associated with the write-off of IPR&D related to the Amarin acquistion.

(b)	Tax effect for non-GAAP adjustment.

See non-GAAP financial measure disclosure in Table 2.

Valeant Pharmaceuticals International GAAP reconciliation of basic and diluted earnings per share for the three months ended March 31, 2005 and 2004	Table 4

	Three Months Ended
	March 31,
In thousands, except per share data	2005	2004
Loss from continuing operations	$(137,756)	$(10,512)

Non-GAAP pre-tax adjustments:
IPR&D	126,399	11,386
Restructuring charges	2,220	—
Income tax adjustment	13,777	(4,213)

Adjusted income (loss) from continuing operations before the above charges	$4,640	$(3,339)

Adjusted basic EPS from continuing operations	$0.05	$(0.04)

Adjusted diluted EPS from continuing operations	$0.05	$(0.04)

Shares used in basic per share calculation	88,836	83,447

Shares used in diluted per share calculation	91,826	83,447

Reconciliation of consolidated operating income to non-GAAP
adjusted earnings before interest, taxes, depreciation and amortization
(“EBITDA”)

	Three Months Ended
	March 31,
	2005	2004	% Change
Consolidated operating loss (GAAP)	$(112,761)	$(3,763)	—
Depreciation and amortization	21,038	21,657	-3%

EBITDA (non-GAAP) (a)	(91,723)	17,894	—
Non-GAAP adjustments (b)	128,619	11,386

Adjusted EBITDA (non-GAAP) (a)	$36,896	$29,280	26%

(a)	We believe that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cashflow. We calculate EBITDA by adding depreciation and amortization back to consolidated operating income. Adjusted EBITDA excludes the additional costs set forth in note (b) below. Adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.

(b)	In 2005, the non-GAAP adjustments include an IPR&D charge of $126.4 million related to the Xcel Pharmaceuticals acquisition and an impairment charge of $2.2 million related to a manufacturing site. In 2004, the non-GAAP adjustment consists of an IPR&D charge related to the Amarin acquisition.

See non-GAAP financial measure disclosure in Table 2.

Valeant Pharmaceuticals International Supplemental Sales Information For the three months ended March 31, 2005 and 2004 (in thousands)	Table 5

	Three Months Ended		%
	March 31,		Increase/
	2005	2004	(Decrease)
Dermatology
Efudix/Efudex®(G)(T)	$19,276	$11,922	62%
Kinerase®(G)(T)	4,435	3,937	13%
Oxsoralen-Ultra®(G)(T)	2,968	1,388	114%
Dermatix®(G)	1,896	1,377	38%

Infectious Disease
Virazole®(G)(T)	4,195	4,817	(13%)

Neurology
Mestinon®(G)(T)	9,860	8,911	11%
Diastat(T)	5,177	—	—
Librax®(T)	4,080	3,697	10%
TASMAR®(G)	939	—	—

Primary Care
Bedoyecta®(T)	9,244	5,523	67%
Solcoseryl(T)	4,194	4,053	3%
Vision Care(T)	3,835	2,906	32%
Other Pharmaceutical Products	91,704	83,794	9%

Total Product Sales	$161,803	$132,325	22%

Total Top Ten Product Sales(T)(a)	$67,264	$47,154	43%

Total Global Product Sales(G)(a)	$43,569	$32,352	35%

(a)	Excluding Diastat and TASMAR, Total Top Ten Product Sales and Total Global Product Sales increased 32% and 32%, respectively.

Valeant Pharmaceuticals International Consolidated Condensed Statement of Revenue and Operating Income — Regional for the three months ended March 31, 2005 and 2004 (in thousands)	Table 6

	Three Months Ended
	March 31,
Revenues	2005	2004	% Change

Pharmaceuticals
North America	$48,943	$27,629	77%
Latin America	32,060	29,153	10%
Europe	65,875	63,119	4%
AAA	14,925	12,424	20%

Total pharmaceuticals	161,803	132,325	22%

Ribavirin royalty revenues	19,335	25,377	-24%

Consolidated revenues	$181,138	$157,702	15%

Cost of goods sold	$48,721	$46,712	4%

Gross profit margin on pharmaceutical sales	70%	65%

Operating Income (Loss)

Pharmaceuticals

North America	$16,694	$6,884	143%
Latin America	10,343	5,813	78%
Europe	11,734	8,614	36%
AAA	790	(123)	—

	39,561	21,188	87%

Restructuring charges	(2,220)	—

Total pharmaceuticals	37,341	21,188	76%
R&D	(9,336)	(972)	—
IPR&D	(126,399)	(11,386)	—

Consolidated segment operating income (loss)	(98,394)	8,830	—

Corporate expenses	(14,367)	(12,593)	14%

Total consolidated operating loss	$(112,761)	$(3,763)

	Three Months Ended
Gross Profit	Mar. 31, 2005%		Mar. 31, 2004%

Pharmaceuticals

North America	$40,496	83%	$23,522	85%
Latin America	23,592	74%	20,242	69%
Europe	41,462	63%	36,747	58%
AAA	7,532	50%	5,102	41%

Total pharmaceuticals	$113,082	70%	$85,613	65%

Valeant Pharmaceuticals International Consolidated Balance Sheet and Other Data (in thousands)	Table 7

	March 31,	December 31,
Balance Sheet Data	2005	2004

Cash and cash equivalents (1)	$325,446	$222,590
Marketable securities	36,119	238,918

Total cash and marketable securities	$361,565	$461,508

Accounts receivable, net	$169,651	$171,860
Inventory, net	125,859	112,250
Long-term debt	790,074	793,139
Total equity (1)	508,281	476,223

(1)	In March 2005, we acquired Xcel Pharmaceuticals, Inc. for $280 million in cash. In connection with the acquisition we completed an offering of 8,280,000 shares of our common stock for net proceeds of $190 million.

Other Data	Three months ended
	March 31,	March 31,
	2005	2004

Cash flow provided by (used in) continuing operations

Operating activities	$8,662	$19,498
Investing activities	(83,477)	(43,015)
Financing activities	182,453	(2,152)
Effect of exchange rate changes on cash and cash equivalents	(4,782)	(871)

Net increase (decrease) in cash and cash equivalents	$102,856	$(26,540)

Valeant Pharmaceuticals International Supplemental Non-GAAP Information on Currency Effect (in thousands)	Table 8

	Three Months Ended		% Change
	March 31,		excluding
	2005	2004	Currency Effect
Consolidated

Product sales	$161,803	$132,325
Currency effect	(7,304)
Product sales, excluding currency impact	$154,499		17%

Operating income (loss)	$(112,761)	$(3,763)
Currency effect	(2,013)
Operating income, excluding currency impact	$(114,774)		—

Geographic Product Sales

North America pharmaceuticals	$48,943	$27,629
Currency effect	(446)
North America pharmaceuticals, excluding currency impact	$48,497		76%

Latin America pharmaceuticals	$32,060	$29,153
Currency effect	191
Latin America pharmaceuticals, excluding currency impact	$32,251		11%

Europe pharmaceuticals	$65,875	$63,119
Currency effect	(6,382)
Europe pharmaceuticals, excluding currency impact	$59,493		-6%

AAA pharmaceuticals	$14,925	$12,424
Currency effect	(667)
AAA pharmaceuticals, excluding currency impact	$14,258		15%

Note: Currency effect is determined by comparing adjusted 2005 reported amounts, calculated using 2004 monthly average exchange rates, to the actual 2004 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.